Exhibit 10.4c

RESTRICTED STOCK AWARD AGREEMENT - Employee
CALERES, INC.
INCENTIVE AND STOCK COMPENSATION PLAN OF 2017

Caleres, Inc., a New York corporation (the “Company”), grants to the participant identified below an award of Restricted Shares, which shall be shares of the Company’s Common Stock, $.01 par value (“Common Stock”), pursuant to the provisions of the Incentive and Stock Compensation Plan of 2017 (the “Plan”), and subject to the key terms set forth below and the attached General Terms and Conditions (dated as of August 31, 2017), including restrictions applicable to the Restricted Shares, all of which constitute part of this Agreement (the “Restricted Stock Award”), as follows:

Participant:

Award Grant Date:

Number of Restricted Shares:    Shares of Caleres, Inc. Common Stock, subject to certain restrictions.

Vesting Schedule (Lapse of Restrictions): _____(4th anniversary of the Grant Date)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date written below.

CALERES, INC.

By:
______________________

Becky Helvey
Senior Manager, Compensation
Date:

Accepted:_________________________________
Participant

Date: _____________________________________

RESTRICTED STOCK AWARD
General Terms and Conditions (as of August 31, 2017)

Incentive and Stock Compensation Plan of 2017

1. Restrictions

The Restricted Shares are restricted as to disposition and may not be pledged; and are subject to forfeiture unless certain conditions are met. The Company’s transfer agent has been advised that the Restricted Shares cannot be sold, transferred, re-registered or disposed of until the restrictions on the shares lapse. Restricted Shares shall vest, and the restrictions shall no longer apply, as to the number or percentage of Restricted Shares and on the dates specified above as the “Vesting Schedule.” A further restriction on the Restricted Shares is that you shall only be entitled to receive Shares free of restrictions if, at the time of the lapse of such restrictions, you are then in the employ of the Company and shall have been continuously so employed since the date of grant of the Restricted Shares. If you do not meet these conditions at any time, such Shares shall be forfeited.

2. Voting Rights and Dividend Rights

You will be entitled to full voting rights and dividend rights for all Restricted Shares, beginning with the date of grant, regardless of restriction periods. Dividends may be paid directly to you or may be credited to your dividend re-investment plan account. Dividend rights and voting rights will be cancelled in the event the Restricted Shares are forfeited.

3. Book Entry for Restricted Shares. You will not receive a certificate for the Restricted Shares; instead, the Restricted Shares will be credited as a book entry to an account in your name with the Company’s transfer agent. At such time as the restrictions lapse, those Shares that are no longer subject to restrictions shall be transferred to a non-restricted account in your name with the transfer agent or as otherwise directed by you and agreed by the Company.

4. Death, Disability or Retirement. In the event of termination of employment due to death, permanent Disability, or retirement (including but not limited to any early retirement) if approved by the Compensation Committee, all Restricted Shares shall vest immediately and be free of restrictions.

5. Change in Control. Subject to Article 13 of the Plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Restricted Shares still subject to restrictions under this Agreement shall automatically vest and all restrictions shall lapse upon the occurrence of a Change in Control.

6. Adjustment Upon Changes in Capitalization. In accordance with Section 4.2 of the Plan, in the event that there is a change in the Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, then the Restricted Shares shall be adjusted in the same manner as other shares of Common Stock are adjusted.

7. Tax Withholding. The Board shall have the power and the right to deduct or withhold, cash or shares, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.

8. Share Withholding. With respect to withholding upon the lapse of restrictions on the Restricted Shares, or upon any other taxable event arising as a result of this grant of Restricted Shares, the Participant may elect, subject to the approval of the Board, to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the Board in its sole discretion. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate. Notwithstanding the foregoing, in the event that the Participant has the opportunity to make an election but does not submit to the Company a properly completed election form at least five (5) business days prior to the date of Lapse of Restrictions; or the Participant does not tender cash consideration as elected or required, then Section 7 of these Terms and Conditions may be applied.

9. Nontransferability. This Agreement and the Restricted Shares granted hereunder, until such time as the restrictions on the Shares have lapsed, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10. Administration and Interpretation. This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant. The Board may delegate to the Compensation Committee all determinations with respect to the Plan and this Award Agreement. All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

11. Miscellaneous

(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.